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                                                                    EXHIBIT 10.8


                      2003 PERFORMANCE PROFIT SHARING PLAN


All employees of the Company are eligible to receive cash profit sharing based on the 2003 year-end results of the RTW, Inc. and its Subsidiary. The annual profit sharing plan is based on exceeding the Company's pre-tax, pre-profit sharing profit plan for 2003. Forty percent (40%) of any excess profit over the plan, up to a maximum level, will be shared with all employees. The profit sharing will be distributed as a percentage (%) of salary to all employees. Cash profit sharing payments are made annually after completion of the year-end audit.

Executive officers and management personnel, additionally, earn stock options based upon exceeding the company's pre-tax, pre-profit sharing profit plan for 2003. Executives and management personnel are eligible for a fixed number of options, pro-rated on a sliding scale, in excess of the profit plan, up to a maximum level. Stock option grants will be made annually after completion of the year-end audit.